Exhibit 99.1

News Release
Contact: John R. Folkerth
Chief Executive Officer
937.898.6070 Ext. 500

November 19, 2003

Shopsmith Reports Second Quarter Profit

Dayton, OH — Shopsmith, the leading manufacturer of multipurpose woodworking tools, today reported a net income of $119,000 or $.05 per diluted share on net sales of $3,174,000 for its second fiscal quarter ending October 4, 2003. For the same fiscal quarter of the previous year, net income of $36,000 was reported at $.01 per diluted share on sales of $3,207,000.

John Folkerth, Shopsmith CEO said, “Our second quarter results reflect stronger sales of our Mark V product line at high traffic demonstrations, such as state fairs. While our focus is on improving sales, results show our continued success in controlling expenses, improving operating results at current sales levels.”

Founded in 1972, Shopsmith, Inc. manufactures their Mark V product line (a five in one multipurpose tool) in Dayton, Ohio. The products are marketed through live demonstrations and direct sales throughout the United States, Canada, and England.

Results for the Quarters Ended

	October 4,	September 28,
	2003	2002

Net sales	$3,174,000	$3,207,000

Gross profit	1,661,000	1,671,000

Income before income taxes	123,000	36,000

Income tax expense	5,000	—

Net income	119,000	36,000

Net income per common share-Basic	0.05	0.01

Net income per common share-Diluted	0.05	0.01

Results for the Six Months Ended

	October 4,	September 28,
	2003	2002

Net sales	$6,287,000	$6,622,000

Gross profit	3,192,000	3,469,000

Income (loss) before income taxes	(1,000)	100,000

Income tax expense	5,000	—

Net income (loss)	(6,000)	100,000

Net income (loss) per common share-Basic	(0.00)	0.04

Net income (loss) per common share-Diluted	(0.00)	0.04